10.32	August 7, 2002

Mr. Richard P. Adelson
C/O Impath Inc.
521 West 57th Street
New York, NY 10019

Dear Richard:

     The purpose of this letter agreement (the “Agreement”) is to set forth the terms of the benefits that you will be entitled to receive if IMPATH Inc. (the “Company”) undergoes a Change of Control (as defined below) and to supplement and conform that certain letter agreement, dated December 12, 1997 (the “Letter Agreement”), between you and the Company, with this Agreement.

     1. As used in connection with the following definition of Change in Control, “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act; “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act; “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time; “Parent” shall mean any entity that becomes the Beneficial Owner of at least 80% of the voting power of the outstanding voting securities of the Company or of an entity that survives any merger or consolidation of the Company or any direct or indirect subsidiary of the Company; and “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation or entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

     As used herein, a “Change in Control” shall be deemed to have occurred if an event set forth in any one of the following paragraphs shall have occurred:

(I) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (excluding securities acquired directly from the Company or its Affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities; or

(II) Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided that any person becoming a director of the Company subsequent to the date of this letter whose election, or nomination for election, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than a director whose initial assumption of office is in connection with the settlement of an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) shall be considered a member of the Incumbent Board; or

(III) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or entity; provided, however, that a Change in Control shall not be deemed to have occurred with respect to (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any Parent thereof) at least 65% of the combined voting power of the securities of the Company, such surviving entity or any Parent thereof outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected solely to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities;

1

(IV) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company, or there is consummated a sale or disposition by the Company or any of its subsidiaries of any assets which individually or as part of a series of related transactions constitute all or substantially all of the Company’s consolidated assets (provided that, for these purposes, a sale of all or substantially all of the voting securities of the Company or a Parent of the Company shall be deemed to constitute a sale of substantially all of the Company’s consolidated assets); provided, however, that a Change in Control shall not be deemed to have occurred with respect to any such sale or disposition to an entity at least 65% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company immediately prior to such sale or disposition; or

     2. (a) If, during the Term (as described in Section 7 below) (i) a Change in Control occurs or (ii) your employment by the Company is terminated prior to the date a Change of Control occurs, and it is reasonably demonstrated that such termination (a) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control, or (b) otherwise arose in connection with or in anticipation of a Change of Control, then the Company shall pay to you, within 90 days after the date of the Change of Control, as a payment for services previously rendered to the Company, a lump sum equal to three times your Annual Compensation (as defined below) in effect immediately prior to the date of the Change of Control (without regard to any decrease in the rate of your Annual Compensation made after the Change in Control).

     (b) For purposes of this Section 2, “Annual Compensation” shall mean, at any time, an amount equal to the sum of (i) your annual rate of salary at such time, plus (ii) 100% of the target bonus or other cash incentive that you are eligible to earn in such year pursuant to each plan or program (whether or not such plan or program has been formalized or is in written form) of the Company in effect for such year that provides for bonuses or other cash incentives, or if no such plan or program has been adopted with respect to such year, 100% of the target bonus or other cash incentive that you were eligible to earn in the most recent year in which such a plan or program was in effect.

     3. (a) If upon the occurrence of a Change of Control entitling you to receive the payment provided in Section 2 above on account of an event described in Section 1 above, any payment or other benefit paid or received or to be paid or received or any property transferred or to be transferred (collectively, a “Payment”) with respect to one or more calendar years by or on behalf of the Company (or any affiliate of the Company) to you pursuant to this letter in connection with the Change in Control shall constitute an “excess parachute payment” within the meaning of Section 280G(b) of the Internal Revenue Code of 1986, as amended (the “Code”) subject to the tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall pay to you an additional amount (the “Gross Up Payment”) such that the amount paid or transferred to you, after deduction of any Excise Tax on the Payment, and any federal, state and local income tax, employment tax and Excise Tax upon the Gross Up Payment, shall be equal to the Payment. References to the Code hereunder shall be to the Code as presently in effect or to the corresponding provisions of any succeeding law.

     (b) For purposes of determining under Section 3(a) whether any portion of a Payment will be subject to the Excise Tax and the amount of such Excise Tax, (A) the Payment and payments provided for in Section 3 shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280(G)(b)(1) of the Code shall be treated as subject to the Excise Tax, unless and to the extent that tax counsel selected by the Company’s independent auditors and acceptable to you is of the opinion that the Payment (in whole or in part) does not constitute a “parachute payment” or such “excess parachute payment” (in whole or in part) represents reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the allocable base amount within the meaning of Section 280G(b)(3) of the Code, or the Payment is otherwise not subject to the Excise Tax, (B) the amount of the Payment that is treated as subject to the Excise Tax shall be equal to the lesser of (X) the total amount of the Payment, and (Y) the amount of “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code (after applying clause (A) above), (C) any Gross Up Payment pursuant to Section 3(a) shall be treated as subject to the Excise Tax in its entirety and (D) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

2

     (c) If in circumstances described in Section 3(a), by reason of the filing by you of an amended tax return, an audit by the Internal Revenue Service or other taxing authority, or a final determination by a court of competent jurisdiction, it is determined that “excess parachute payments” exceeding those previously reported in your tax returns were received by you and as a result an additional Excise Tax (the “Additional Excise Tax”) shall become due, the Company shall pay you an additional amount (the “Subsequent Gross Up Payment”) such that the amount paid or transferred to you, after deduction of (A) any Additional Excise Tax and (B) on an after tax basis, any interest, additions and penalties with respect to the Additional Excise Tax and (C) any federal, state and local income tax, employment tax and Excise Tax upon the Subsequent Gross up Payment and (D) the payments provided for in Section 3(a), shall be equal to the Payment.

     (d) Any Gross Up Payment required hereunder shall be made at least ten days prior to the due date (without regard to extensions) of your federal income tax return for the year with respect to which the “excess parachute payment” is deemed made under the Code. Any Subsequent Gross Up Payment required hereunder shall be made to you within 30 days after the amount thereof is determined. Notwithstanding the two immediately preceding sentences, the Company shall pay any federal, state and local tax or taxes and employment taxes required to be withheld from your wages (within the meaning of Section 3121 and 3402 of the Code) with respect to the “excess parachute payment” and any such tax or taxes paid by the Company to the Internal Revenue Service or state or local taxing authority shall constitute payment to you.

     (e) If the Excise Tax is finally determined (whether by the filing of an amended tax return by you by audit of the Internal Revenue Service or other taxing authority, or by a final determination of a court of competent jurisdiction) to be less than the amount paid to or on behalf of you under the provisions of Sections 3(a)-(d) and the overpayment is refunded to you, you shall repay to the Company, promptly following the receipt of the refund, the portion of the Gross Up Payment (and/or Subsequent Gross Up Payment) attributable to such reduction of the Excise Tax (plus the portion attributable to federal, state and local income tax and employment taxes imposed on the portion being repaid by you but only to the extent that the repayment may result in a tax benefit to you under Section 1341 of the Code and similar provisions of applicable state and local law).

     4. (a) The first sentence of Section 1 of the Letter Agreement is hereby amended by deletion of (i) the first ten lines of such section through the word “Company” and substitution of the phrase “Upon the occurrence of a Change of Control, as defined in the letter agreement, dated August 7, 2002, between the Company and you,” (ii) the remainder of such sentence after the phrase “evidencing the Options,”and (iii) deletion From Section 1 of the Letter Agreement of the phrase “event described in clause (i) or (ii) of the foregoing sentence”and substitution of the phrase “Change of Control.”

     (b) All stock options for the purchase of common stock of the Company awarded to you on or subsequent to September 12, 1997 are hereby amended to provide that upon a Change of Control, as set forth in this Agreement, such stock options shall become exercisable in full, notwithstanding any provision of the stock option plan of the Company pursuant to which the options were granted or of the stock option agreements or certificates evidencing the options.

     (c) With respect to any stock options awarded to you which are incentive stock options, the provisions of this Section 4 shall apply to the extent permitted by Section 422(d) of the Code, and such options in excess thereof shall, immediately upon A Change of Control, be treated for all purposes as non-qualified stock options and shall be immediately exercisable.

3

     (d) Except as provided in Section 1 of the Letter Agreement as amended hereby, the provisions of the Letter Agreement shall have no application to a Change of Control and shall not result in benefits to you upon or in connection with a Change of Control.

     5. Nothing in this Agreement (a) confers upon you the right to continue in the employment of the Company or the right to hold any particular office or position with the Company, (b) requires the Company to pay you, or entitles you to receive, any specified annual salary or interferes with or restricts in any way the right of the Company to decrease your annual salary at any time, (c) interferes with or restricts in any way the right of the Company to terminate your employment at any time, with or without cause, or (d) except as provided herein, limits or amends the provisions of the Letter Agreement.

     6. Any payments due you hereunder shall be reduced by all applicable withholding and other taxes.

     7. The provisions set forth in this Agreement shall continue in effect throughout its Term. For these purposes, the Term hereunder shall commence as of August 1, 2002 and continue until July 31, 2005. The Term shall be extended and renewed automatically for one additional year on August 1, 2005, and on each August 1 thereafter, unless (a) you give notice of your intent to terminate your employment, or otherwise terminate your employment, before such date, or (b) the Company gives contrary written notice to you at least 90 days prior to any such renewal date. Notwithstanding the foregoing, the Company shall not terminate or fail to renew this Agreement (a) at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (b) otherwise in connection with or in anticipation of a Change of Control. Any such notice shall be deemed null and void and of no force or effect.

     This Agreement is intended to be binding upon the Company, its successors in interest and assigns and shall supersede and replace all other agreements (written or oral) with you relating to benefits upon a Change of Control, except as expressly provided herein.

     Notwithstanding anything to the contrary contained elsewhere in this Agreement, the Compensation Committee (the “Committee”) of the Board of Directors of the Company shall have the authority to interpret, on behalf of the Company, the provisions of this Agreement. The decisions of the Committee shall govern the interpretation of this Agreement, notwithstanding any authority otherwise provided under this Agreement to another individual, group of individuals or entity herein, including, but not limited to, the authority to determine the eligibility for, amount, form and timing of payments hereunder, and the calculation of “excess parachute payments” and the underlying elements used in their determination under Code Section 280G.

     8. This Agreement shall be subject to, and governed by, the laws of the State of New York applicable to contracts made and to be performed in the State of New York, regardless of where you are in fact required to work and without reference to the conflict of law provisions thereof.

Very truly yours, IMPATH Inc. By: /s/ Richard C. Rosenzweig —————————————— Name: Richard C. Rosenzweig Title: Vice President and General Counsel

Agreed and Accepted: By: /s/ Richard P. Adelson ——————————— Name: Richard P. Adelson Date: 8/7/02 —————————— 4